Exhibit 99.1

Trex Company Reports First Quarter 2020 Results

–Robust Demand Across Decking Product Lines–

– Significant Margin Expansion Driven by Production Improvements and Expense Control–

–Brand Strength, Cost-Effective Manufacturing and a Strong Balance Sheet Position the Company for Long-Term Growth–

–Second Quarter Sales Estimate of $180 million to $190 million–

First Quarter Highlights

  Consolidated net sales increased 12% to $200 million
  Consolidated gross margin of 44.8%, up 620 basis points
  EBITDA margin was 29.4%, up 570 basis points
  Consolidated earnings per share of $0.73, up 35%

WINCHESTER, Va.--(BUSINESS WIRE)--May 4, 2020--Trex Company, Inc. (NYSE: TREX), the world’s number-one brand of decking and railing and leader in high-performance, low-maintenance outdoor living products, and a leading national provider of custom-engineered railing systems, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Results

Consolidated net sales for the first quarter of 2020 were $200 million, 12% ahead of the comparable period in 2019. Trex Residential Products net sales increased 13% to $187 million, and Trex Commercial Products contributed an additional $14 million. Consolidated gross margin expanded by 620 basis points to 44.8%, representing gross margins of 45.6% and 33.6%, respectively, for Trex Residential Products and Trex Commercial Products. SG&A was $35 million, or 17.3% of net sales. EBITDA margin expanded to 29.4% from 23.7%. Net income for the first quarter of 2020 was $42 million, or $0.73 per diluted share, compared to $32 million, or $0.54 per diluted share reported for last year’s first quarter.

“First quarter 2020 results reflected continued robust demand for Trex residential decking and railing products. We reported strong year-over-year and sequential increases in gross margin due to continuing production improvements and the non-recurrence of prior year new product startup expenses. Additionally, as Trex Residential’s gross margin returned to more normalized levels, Trex Commercial’s gross margin improved considerably, due primarily to the roll-off of prior year lower margin contracts, favorable mix and improved execution.

“Production efficiencies, stable raw material costs and spending controls drove strong operating leverage, resulting in EBITDA growth of 39% and a 35% increase in earnings per diluted share.

“We took immediate measures early in March to respond to the COVID-19 health crisis and prioritize the safety and well-being of our people and the communities in which we operate. Thanks to the efforts of all our employees, we immediately implemented strict sanitary and physical distancing procedures that adhered to or exceeded CDC guidelines. We also implemented emergency response plans at each manufacturing location and have been able to continue production in a safe and effective manner,” said Bryan Fairbanks, President and Chief Executive Officer.

Summary and Outlook

“The potential economic impacts of the COVID-19 crisis on our business will largely depend on their duration. Unless current conditions substantially change, we project second quarter sales of $180 million to $190 million. We believe it is prudent to rescind guidance metrics previously provided for full-year 2020 until second-half visibility improves. At this time, we have no significant sourcing issues and maintain inventories of materials sourced from diversified geographies and vendors, allowing us to better tolerate short-term supply chain disruptions, should they occur. Production and sales volumes for April were in-line with our internal plans, but for May we are experiencing lower demand from areas where construction has been deemed non-essential and channel partners are closed.

“Our web traffic and purchase indicators declined towards the end of the first quarter and that continued into the beginning of the second quarter. However, as states begin easing restrictions, we are seeing a rebound in web traffic and retailer searches. Contractor searches continue to lag but are strengthening week-by-week. We believe this reflects positive consumer sentiment for the outdoor living products market, and a general increase in do-it-yourself home improvement spending. The implications of these data points are favorable for Trex, given our position as the market leader, and the strong demand for Trex decking products that we have experienced in the last year. The breadth of our distribution, dealer and retail footprint provides many options for consumers to purchase our products and reduces potential supply disruptions due to local restrictions.

“Trex entered this challenging period in a very strong financial position with minimal debt and a revolving credit facility that provides us with over $220 million of additional liquidity. We have stress tested our financials and believe that our available financial resources and cost-efficient manufacturing will allow us to navigate effectively through the current economic and business environment. Once a recovery sets in, we expect to see significant increases in home improvement spending, particularly in the outdoor living category. With our Trex Enhance products designed to attract the price-conscious consumer, we have considerably expanded the size of our addressable market and our ability to drive further market share gains from wood over the next several years.

“With respect to capital allocation, we are proceeding as planned with our capacity expansion program. The ramp-up of three additional lines at the Nevada facility is scheduled for completion by the end of the second quarter of this year. Construction in Virginia is underway and on-time for production readiness in the first quarter of next year. In the event that market conditions change, we have the flexibility to revise our investment commitments and reduce the number of lines available at startup. We have temporarily suspended share repurchases, but during the first quarter, we repurchased 442,000 shares of our common stock for $39 million,” Mr. Fairbanks concluded.

First Quarter 2020 Conference Call and Webcast Information

Trex will hold a conference call to discuss its first quarter 2020 results and other corporate matters on Monday, May 4, 2020 at 5:00 p.m. EDT. To participate on the day of the call, dial 1-877-270-2148, or internationally 1-412-902-6510, approximately ten minutes before the call and tell the operator you wish to join the Trex Company Conference Call. A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 1Q20 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches, or other security vulnerabilities, and the impact of upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; and material adverse impacts from global public health pandemics, including the strain of coronavirus known as COVID-19. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use the non-GAAP financial measure of earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA as a percentage of net sales, EBITDA margin, to assess performance. We consider EBITDA to be an important supplemental indicator of our core operating performance because it eliminates many differences among companies in capitalization and tax structures, capital investment cycles and ages of related assets. EBITDA should not be considered as an alternative to net income, as calculated in accordance with GAAP, and is not meant to be considered superior to or a substitute for our GAAP results. Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months Ended March 31,
	2020	2019
Net income	$42,402	$31,555
Interest income, net	(522)	(56)
Income tax expense	13,255	7,700
Depreciation and amortization	3,851	3,394
EBITDA	$58,986	$42,593
Net income as a percentage of net sales	21.2%	17.6%
EBITDA as a percentage of net sales (EBITDA margin)	29.4%	23.7%

About Trex Company

Trex Company is the world’s largest manufacturer of high performance wood-alternative decking and railing, with more than 25 years of product experience. Stocked in more than 6,700 retail locations worldwide. Trex outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. Also, Trex is a leading national provider of custom-engineered railing and staging systems for the commercial and multi-family market, including performing arts venues and sports stadiums. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)

Net sales	$200,395	$179,571

Cost of sales	110,699	110,206

Gross profit	89,696	69,365

Selling, general and administrative expenses	34,561	30,166

Income from operations	55,135	39,199

Interest income, net	(522)	(56)

Income before income taxes	55,657	39,255

Provision for income taxes	13,255	7,700

Net income	$42,402	$31,555

Basic earnings per common share	$0.73	$0.54

Basic weighted average common shares outstanding	58,129,529	58,543,478

Diluted earnings per common share	$0.73	$0.54

Diluted weighted average common shares outstanding	58,323,721	58,829,177

Comprehensive income	$42,402	$31,555

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	March 31 2020	December 31, 2019

ASSETS	(Unaudited)
Current assets:

Cash and cash equivalents	$5,339	$148,833
Accounts receivable, net	241,242	78,462
Inventories	58,716	56,106
Prepaid expenses and other assets	16,582	19,803
Total current assets	321,879	303,204
Property, plant and equipment, net	193,099	171,300
Goodwill and other intangible assets, net	73,980	74,084
Operating lease assets	38,329	40,049
Other assets	3,569	3,602
Total assets	$630,856	$592,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$28,917	$15,227
Accrued expenses and other liabilities	54,355	58,265
Accrued warranty	5,178	5,178
Line of credit	28,500	—
Total current liabilities	116,950	78,670

Operating lease liabilities	32,440	34,242
Deferred income taxes	9,831	9,831
Non-current accrued warranty	19,912	20,317
Other long-term liabilities	—	4
Total liabilities	179,133	143,064

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 120,000,000 shares authorized; 70,241,911 and 70,187,463 shares issued and 57,853,160 and 58,240,721 shares outstanding at March 31, 2020 and December 31, 2019, respectively	702	702
Additional paid-in capital	123,214	123,996
Retained earnings	604,082	561,680
Treasury stock, at cost, 12,388,751 and 11,946,742 shares at March 31, 2020 and December 31, 2019, respectively	(276,275)	(237,203)
Total stockholders’ equity	451,723	449,175
Total liabilities and stockholders’ equity	$630,856	$592,239

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended March 31,
	2020	2019
	(unaudited)
Operating Activities
Net income	$42,402	$31,555
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	3,851	3,394
Stock-based compensation	2,775	2,793
(Gain) loss on disposal of property, plant and equipment	(123)	10
Other non-cash adjustments	32	31
Changes in operating assets and liabilities:
Accounts receivable	(162,780)	(128,182)
Inventories	(2,610)	7,645
Prepaid expenses and other assets	1,059	1,214
Accounts payable	8,865	(7,556)
Accrued expenses and other liabilities	(14,089)	(27,332)
Income taxes receivable/payable	11,850	6,438

Net cash used in operating activities	(108,768)	(109,990)

Investing Activities
Expenditures for property, plant and equipment	(22,733)	(8,647)
Proceeds from sales of property, plant and equipment	2,136	-

Net cash used in investing activities	(20,597)	(8,647)

Financing Activities
Borrowings under line of credit	36,500	35,000
Principal payments under line of credit	(8,000)	-
Repurchases of common stock	(42,929)	(14,457)
Proceeds from employee stock purchase and option plans	300	302

Net cash (used in) provided by financing activities	(14,129)	20,845

Net decrease in cash and cash equivalents	(143,494)	(97,792)
Cash and cash equivalents at beginning of period	148,833	105,699

Cash and cash equivalents at end of period	$5,339	$7,907

Contacts

Bryan Fairbanks
President and CEO
540-542-6300

Lynn Morgen/Viktoriia Nakhla
ADVISIRY PARTNERS
212-750-5800